FILED PURSUANT TO
RULE 424(B)(3)
REGISTRATION NO. 333-176969

DarkStar Ventures, Inc.

3,500,000 Shares of Common Stock

This prospectus relates to the resale of 3,500,000 shares of common stock, par value $0.0001, of DarkStar Ventures, Inc., which are issued and outstanding and held by persons who are our shareholders. The Company will not receive any proceeds from these sales; the selling shareholders identified in this prospectus will receive all the proceeds from this offering.

Our common stock is presently not traded on any market or securities exchange. The 3,500,000 shares of our common stock can be sold by selling shareholders at a fixed price of $0.05 per share. The selling shareholders are underwriters, within the meaning of Section 2(11) of the Securities Act, and as such, are subject to the prospectus delivery requirements of the Securities Act. The fixed price of $0.05 has been determined arbitrarily. If all 3,500,000 shares are sold, the selling shareholders will receive an aggregate of $175,000 of proceeds. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA, for our common stock to be eligible for trading on the OTC Bulletin Board. We do not yet have a market maker who has agreed to file such application. There is no guarantee that our common stock will be eligible for trading or quoted on the OTC Bulletin Board.

As further described in this prospectus, our auditors have issued us a going concern opinion, which means that there is substantial doubt that we can continue as an ongoing business for the next twelve months.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 10, 2012

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our,”  “us” or “DarkStar” refer to DarkStar Ventures, Inc., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Corporate Background

Darkstar Ventures, Inc. was incorporated on May 8, 2007 under the laws of the State of Nevada. From the date of our formation until May 2011 when our website became operational, we did not have any business activity except for the development of our website and locating companies through which we can offer products. We do not have revenues, have minimal assets and have incurred losses since inception. We are a development-stage company, and once our proprietary website was launched in July 2011, we have been engaged in the business of marketing eco-friendly health and wellness products, such as air and water filtration systems, organic baby products and eco-friendly beds and linens through affiliate marketing.  By offering products through an affiliate arrangement with a supplier, we can market a wide range of products and brands while avoiding the usually high costs associated with acquiring and maintaining a large inventory. Our website acts as a conduit linking consumers to merchants offering eco-friendly health and wellness products.  We currently have no employees other than our officers, both of whom are also our directors.  We have never intended and do not intend to be a blank check company. We have a specific business plan and do not intend to engage in any merger, acquisition or business reorganization with any entity.

Our auditors have issued a going concern opinion.  This means that that there is substantial doubt that we can continue as an ongoing business for the next twelve months.

Although we do not currently maintain a physical office, our mailing address is 410 Park Avenue, 15th Floor, New York, New York 10022 and our telephone number is 866-360-7565.  Our website address is www.darkstaronline.org. Information contained on our website, or which can be accessed through the website, does not constitute a part of this registration statement.

The Offering

Securities offered:	3,500,000 shares of common stock, par value $0.0001 per share
Offering price :
The selling shareholders purchased their shares of common stock from us at $0.01 per share  and will be offering their shares of common stock at an arbitrarily determined price of $0.05 per share, which includes an increase, from the price at which it was purchased. The shares will be offered at the fixed price of $0.05 per share for the duration of this offering.

The selling shareholders are underwriters, within the meaning of Section 2, and as such, are subject to the prospectus delivery requirements of the Securities Act. We have agreed to bear the expenses relating to the registration of the shares for the selling shareholders.

Shares outstanding prior to offering:	10,000,000 shares of common stock.
Shares outstanding after offering:	10,000,000 shares of common stock.
One of our executive officers and directors currently owns 65% of our outstanding common stock. As a result, he has substantial control over all matters submitted to our shareholders for approval.
Market for the common shares:
There has been no market for our securities.  Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the FINRA for our common stock to eligible for trading on the OTC Bulletin Board.  We do not yet have a market maker who has agreed to file such application.  There is no guarantee that our common stock will be eligible for trading or quoted on the OTC Bulletin Board.

Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling shareholders. We have agreed to bear the expenses relating to the registration of the shares for the selling shareholders.
Going Concern Considerations:
The Company has a net loss of $17,323 for the year ended July 31, 2011 and a net loss of $31,177 from May 8, 2007 (inception) through October 31, 2011.

The ability of the Company to continue as a going concern is dependent on management's plans which include raising additional funds for further implementation of the Company’s business plan and continuing to raise funds through debt or equity raises. The Company will likely rely upon related party debt or equity financing in order to ensure the continuing existence of the business. We currently do not have in place any arrangements or plans to obtain any financing. Although our officers and directors have orally agreed to lend us funds if capital is required for the operations of the Company,  there is no guarantee that our officers and directors will lend us sufficient funds to adequately fund operations.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risk Factors	See “risk factors” beginning on page 7 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Summary Financial Information

The following presents our summary financial information for the periods indicated and should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Plan of Operations” and our financial statements and related notes appearing elsewhere in this prospectus.

	For the Year Ended July 31, 2011	For the Quarter Ended October 31, 2011	For the period May 8, 2007 (Inception) to October 31, 2011
Statement of Operations Data
Operating revenues
Loss from operations	$(17,323)	$(13,854)	(31,177)

Net income (loss)	$(17,323)	(13,854)	$(31,177)

Balance Sheet Data	July 31, 2011	October 31, 2011

Working capital	$18,327	$4,473_
Total assets	$18,327	$8,807
Total liabilities	$0	$4,334
Stockholders’ Equity	$18,327	$4,473

risk factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company.  If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer.  As a result, you could lose all or part of your investment.

risk factors relating to our company

Our auditors have issued a going concern opinion.  This means that there is substantial doubt that we can continue as an ongoing business.

We are a development stage company..  We had no revenues and incurred a net loss of $17,323 for the year ended July 31, 2011 and a net loss of $31,177 for the period May 8, 2007 (inception) to October 31, 2011. Our auditors issued a going concern opinion in their report for our fiscal year ended July 31, 2011 regarding concerns about our ability to continue as a going concern. There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources.  The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force us to substantially curtail or cease operations and would, therefore, have a material adverse effect on our business.  Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on our existing stockholders.

We do not have long term contracts with our vendors and therefore the availability of merchandise is at risk.

We do not have any agreements controlling the long-term availability of merchandise.  Our contracts with suppliers typically do not restrict such suppliers from selling products to other buyers.  There can be no assurance that our current suppliers will continue to sell products to us on current terms or that we will be able to establish new or otherwise extend current supply relationships to ensure product acquisitions in a timely and efficient manner and on acceptable commercial terms. Our ability to develop and maintain relationships with reputable suppliers and obtain high quality merchandise is critical to our success.  If we are unable to develop and maintain relationships with suppliers that would allow us to obtain a sufficient amount and variety of quality merchandise on acceptable commercial terms, our ability to satisfy our customers’ needs, and therefore our long-term growth prospects, would be materially adversely affected.

Security breaches to our systems and database could cause interruptions to our business and impact our reputation with customers, and we may incur significant expenses to protect against such breaches.

A fundamental requirement for online commerce and communications is the secure transmission of confidential information over public networks.  There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction and personal data contained in our customer database.  A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations.  If any such compromise of our security were to occur, it could have a material adverse effect on our reputation with customers, thereby affecting our long-term growth prospects.  In addition, we may be required to expend significant capital and other resources to protect against such security breaches or to remediate problems caused by such breaches.

We are small company with limited resources compared to some of our current and potential competitors and we may not be able to compete effectively and obtain market share. In addition, intense competition in the market in which we compete could prevent us from generating any revenue and prevent us from achieving profitability.

E-commerce generally and, in particular, the online eco friendly products  market, is a dynamic, high-growth market and is rapidly changing and intensely competitive.  Our competition for customers comes from a variety of sources including:

Existing land-based, full price retailers, that are using the internet to expand their channels of distribution;
• Less established online companies;

• Internet sites;
• Traditional direct marketers; and
• Traditional off-price retail stores, which may or may not use the internet to grow their customer base.

Most of our potential competitors have longer operating histories, significantly greater  resources,  name recognition and a larger base of customers than we may have.  As a result,  these  competitors  may have greater  credibility  with our potential customers.  They also may be able to devote greater resources to the development,  promotion and sale of their  products than we can. An example of one such competitor of ours is Greenandmore.com, a private company that has been an online retainer for healthy home products since 1999.

Competition could decrease our prices, reduce  our  future  sales,  lower our future  gross  profits  and / or decrease our future market share.

To be  competitive,  we  must  invest  resources  in research and development,  sales and marketing, and customer support. We may not have sufficient resources to make these investments or to make the technological advances  necessary to be competitive, which in turn will cause our business to suffer and restrict our profitability potential. In addition, large, established merchandise  companies  may devote  substantial  resources to provide  their own internet platform which may render our services obsolete.

Our success is dependent upon our ability to attract new key personnel .

Our operations will also depend to a great extent on our ability to attract new key personnel with relevant experience and retain existing key personnel in the future.  The market for qualified personnel is extremely competitive.  Our failure to attract additional qualified employees could have a material adverse effect on our prospects for long-term growth.

Our business could be harmed by consumers’ concerns about the security of transactions over the internet.

Concerns over the security of transactions conducted on the internet and commercial online services, the increase in identity theft and the privacy of users may inhibit the growth of the internet and commercial online services, especially as a means of conducting commercial transactions.  Moreover, although we have developed systems and processes that are designed to protect consumer information and prevent fraudulent credit card transactions and other security breaches, failure to mitigate such fraud or breaches could have a material adverse effect on our business, prospects, financial condition and results of operations.

We face legal uncertainties relating to the internet in general and to our industry in particular and may become subject to costly government regulation.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to online commerce.  However, it is possible that laws and regulations may be adopted that would apply to the internet and other online services.  Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online.  The adoption of any additional laws or regulations may increase our cost of doing business and/or decrease the demand for our products and services and increase our cost of doing business.

The applicability to the internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.  Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the internet and online commerce could also increase our cost of doing business.  In addition, if we were alleged to have violated federal, state or foreign, civil or criminal law, we could face material liability and damage to our reputation and, even if we successfully defend any such claim, we would incur significant costs in connection with such defense.

Our limited operating history makes it difficult for us to accurately forecast net sales and appropriately plan our expenses.

Although we were formed in 2007, we did not commence any business activity, except for the development of our website and locating companies through which we can offer products,. In May 2011 our website became functional. As a result, it is difficult to accurately forecast our net sales and plan our operating expenses. We base our current and future expense levels on our operating forecasts and estimates of future net sales. Net sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive, which are uncertain. Some of our expenses are fixed, and, as a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in net sales. This inability could cause our net income in a given quarter to be lower than expected.

We expect our quarterly financial results to fluctuate which may lead to volatility in our stock price.

We expect our net sales and operating results to vary significantly from quarter to quarter due to a number of factors, including changes in:

•	Demand for our products;

•	Our ability to attract visitors to our web site and convert those visitors into customers;

•	Our ability to retain existing customers or encourage repeat purchases;

•	Our ability to manage our product mix and inventory;

•	General economic conditions;

•	Advertising and other marketing costs;

•	Costs of expanding or enhancing our technology or web site.

As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of public market analysts and investors. In this event, the price of our common stock may decline.

Future sales of our common stock may cause our stock price to decline.

Our principal shareholders and affiliated entities hold a substantial number of shares of our common stock that they are able to sell in the public market.  Subject to prospectus delivery requirements, where applicable, the shares covered by the registration statement of which this prospectus is part will also be available for public sale.  Sales by our current shareholders of a substantial number of shares, or the expectation that such sales may occur, could significantly reduce the market price of our common stock.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

 Our success depends on our ability to  attract customers in a cost-effective manner.

Our success depends on our ability to attract customers in a cost-effective manner. We will need to have relationships with providers of online services, search engines, directories and other web sites and e-commerce businesses to provide content, advertising banners and other links that direct customers to our web site. We rely on these relationships as significant sources of traffic to our web site. If we are not successful  in  attracting  and retaining customers in a cost-effective manner, our business will fail.

Since our officers work or consult for other companies, their activities could slow down our operations.

Our officers and directors are not required to work exclusively for us and do not devote all of their time to our operations. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment for other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations. It is expected that each of our directors will devote between 5 and 30 hours per week to our operations on an ongoing basis, and will devote whole days and even multiple days at a stretch when required.

As our two officers,  Israel Povarsky and Chizkyau Lapin, have no training or experience in the selling of eco-friendly products, we will have to hire qualified consultants. If we cannot locate qualified consultants, we may have to suspend or cease operations which will result in the loss of your investment.

As neither of our executive officers have any training or experience in the online eco-friendly retail market, we may have to hire qualified consultants to perform the various necessary tasks. Additionally, due to their lack of experience, our executive officers may make wrong decisions and choices regarding the company’s marketing strategy and may not take into account standard managerial approaches which such companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

The continued disruption in the global economic environment, and resulting declines in consumer confidence and spending, could have an adverse effect on our operating results.

We are operating in a challenging global economic environment and a period of consumer budget constraints. If the global economy continues to deteriorate or our prospective customers materially postpone, reduce or even forgo purchases of our products, our business outlook will be adversely affected.

Our officers and directors own a majority of the outstanding shares of our common stock, and other stockholders may not be able to influence control of the company or decision making by management of the company.

Our officers and directors, in the aggregate, beneficially own approximately or have the right to vote 65% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval including:

•      election of  our  board  of  directors;
•      removal of  any  of  our  directors;
•      amendment of  our  articles of incorporation  or  bylaws;  and
•  adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our directors and executive officers, could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the company may decrease.  Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

If use of the internet, particularly with respect to online commerce, does not continue to increase as rapidly as we anticipate, our business will be harmed.

Our future net sales and profits are substantially dependent upon the continued use of the internet as an effective medium of business and communication by our target customers. Internet use may not continue to develop at historical rates and consumers may not continue to use the internet and other online services as a medium for commerce. Highly publicized failures by some online retailers to meet consumer demands could result in consumer reluctance to adopt the internet as a means for commerce, and thereby damage our reputation and brand and substantially harm our business and results of operations.

In addition, the internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including:

•	Actual or perceived lack of security of information or privacy protection;

•	Possible disruptions, computer viruses or other damage to the internet servers or to users’ computers; and

•	Excessive governmental regulation.

Our success will depend, in large part, upon third parties maintaining the internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable internet access and services. Our business, which relies on a contextually rich web site that requires the transmission of substantial data, is also significantly dependent upon the availability and adoption of broadband internet access and other high speed internet connectivity technologies.

Our failure to address risks associated with credit card fraud could damage our reputation and brand and may cause our business and results of operations to suffer.

Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder’s signature. We do not currently carry insurance against this risk. To date, we have experienced minimal losses from credit card fraud, but we face the risk of significant losses from this type of fraud as our net sales increase. Our failure to adequately control fraudulent credit card transactions could damage our reputation and brand and substantially harm our business and results of operations.

Our failure to rapidly respond to technological change could result in our services or systems becoming obsolete and substantially harm our business and results of operations.

As the internet and online commerce industries evolve, we may be required to license emerging technologies useful in our business, enhance our existing services, develop new services and technologies that address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We may not be able to successfully implement new technologies or adapt our web site. Our failure to do so would substantially harm our business and results of operations.

Risks relating to our common stock

We may, in the future, issue additional common stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our articles of incorporation authorize the issuance of 500,000,000 shares of common stock, par value $.0001 per share, of which 10,000,000 shares are currently issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common stock is subject to the "penny stock" rules of the Securities and Exchange Commission (“SEC”) and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Trading in our common stock is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

	"boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

We believe that many of these abuses have occurred with respect to the promotion of low price stock companies that lacked experienced management, adequate financial resources, an adequate business plan and/or marketable and successful business or product. The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with result in investor losses.

The offering price of our common stock could be higher than the market value, causing investors to sustain a loss of their investment.

The price of our common stock in this offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, to a large extent, arbitrary. Our audit firm has not reviewed management's valuation, and therefore expresses no opinion as to the fairness of the offering price as determined by our management. As a result, the price of the common stock in this offering may not reflect the value perceived by the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may therefore lose a portion or all of their investment.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

There has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. Additionally, no public trading can occur until we file and have declared effective a registration statement with the sec. There can be no assurances as to whether, subsequent to registration with the sec:

	Any market for our shares will develop;

	The prices at which our common stock will trade; or


The extent to which investor interest in us will lead to the development of an active, liquid trading market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these risk factors, investor perception of the company and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

If our shares are quoted on the OTC bulletin board, sales of our shares relying upon rule 144 may depress prices in that market by a material amount.

After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with Finra for our common stock to be eligible for trading on the OTC bulletin board. We do not yet have a market maker who has agreed to file such application, and there is no guarantee that such a market maker will be located.  Even if we successful and locate a market maker who files an application, there is no assurance that such application will be approved and our shares be accepted for quotation on the OTCBB.

The majority of the outstanding shares of our common stock held by present shareholders are "restricted securities" within the meaning of rule 144 under the securities act of 1933, as amended.

As restricted shares, these shares may be resold only pursuant to an effective registration statement, such as this one (for the shares registered hereunder) or under the requirements of rule 144 or other applicable exemptions from registration under the act and as required under applicable state securities laws. As of  February 2008, the SEC adopted changes to rule 144, which, shortens the holding period for sales by non-affiliates to six months (subject to extension under certain circumstances) and remove the volume limitations for such persons.   The changes to  Rule 144 provides in essence that an affiliate who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTC bulletin board (if and when listed thereon) is not an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the OTC bulletin board. As a result of the revisions to rule 144 discussed above, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of six months, if the company has filed its required reports. A sale under rule 144 or under any other exemption from the act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our articles of incorporation authorize us to issue up to 5,000,000 shares of "blank check" preferred stock, par value $.0001 per share. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock

We may be exposed to potential risks resulting from requirements under section 404 of the Sarbanes-Oxley act of 2002.

If we become registered with the SEC, we will be required, pursuant to section 404 of the Sarbanes-Oxley act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and NYSE Amex equities exchanges and the NASDAQ stock market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the NASDAQ stock market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

We do not currently have independent audit or compensation committees. As a result, our directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $35,000 per year for the next few years and will be higher if our business volume and activity increases but lower during the first year of being public because our overall business volume will be lower, and we will not yet be subject to the requirements of section 404 of the Sarbanes-Oxley act of 2002. As a result, we may not have sufficient funds to grow our operations.

THE OFFERING

This prospectus relates to the resale of 3,500,000 issued and outstanding shares of the Company’s common stock, par value $0.0001 per share, to be offered and sold by the holders thereof.  Such shares will be offered and sold at a fixed price of $0.05 per share for the duration the offering.   The selling shareholders are underwriters, within the meaning of Section 2(11) of the Securities Act.  As underwriters, the selling shareholders are subject to the prospectus delivery requirements of the Securities Act. The fixed price of $0.05 has been arbitrarily determined. The 3,500,000 shares to be resold are shares of our common stock which are issued and outstanding and will be offered and sold by the holders thereof   Such shares were offered and sold by us at a purchase price of $0.01 per share to the selling shareholders in private placements conducted from May, 2011 through June 2011 to the selling security holders pursuant to the exemptions from registration under the Securities Act provided by Regulation S promulgated thereunder.

USE OF PROCEEDS

The selling shareholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling shareholders will be offering the shares of common stock being covered by this prospectus at a fixed price of $0.05 per share. The fixed price of $0.05 has been arbitrarily determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.01 plus an arbitrarily determined increase.

Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completion of the offering.  Net tangible book value per share is determined by dividing the net tangible book value of the Company (total assets less intangible assets and liabilities) by the total number of shares of common stock outstanding.

At October 31, 2011 the net tangible book value of the Company was $4,473, or approximately $.0004 per share.  After giving effect to the offering by the selling stockholders, the Company's net tangible book value will remain at $4,473, or approximately $.0004 per share.

Initial offering price of common stock by selling stockholders	$0.05

Net tangible book value per share at October 31, 2011	$0.00

Change in net tangible book value attributable to shares offered by selling stockholders	0

Net tangible book value per share after offering	0.0004

Dilution of net tangible book value per share to selling stockholders	$0.05

Dilution to potential purchasers in the offering as compared to the effective cash cost of our CEO	$0.05

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

SELLING SHAREHOLDERS

The following table sets forth the shares beneficially owned, as of January 18, 2012, by the selling shareholders prior to the offering contemplated by this prospectus, the number of shares each selling shareholder is offering by this  prospectus and the number of shares which each would own  beneficially  if all  such  offered  shares  are sold.

Beneficial ownership is determined in accordance with SEC rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose, or to direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling shareholders is a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling shareholders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities.  The shares were offered and sold to the selling shareholders at a purchase price of $0.01 per share in a private placement held from May 2011 through June 2011, pursuant to the exemption from the registration under the Securities Act provided by Regulation S of the Securities Act.  None of the selling shareholders are affiliates or controlled by our affiliates and none of the selling shareholders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

The percentages below are calculated based on 10,000,000 shares of our common stock issued and outstanding. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period and is based on 10,00,000 shares of common stock issued and outstanding as of January 18, 2012.

	Common Shares	Number of Shares	Number of Shares and Percent
	owned by the	Offered by	of Total Issued and Outstanding
Name of Selling Security Holders	Selling Security Holder	Selling Security Holder	Held After the Offering
			# of Shares	% of Class
Ekyssa Aftel	50,000	50,000	0	0.5
Dina Blank	50,000	50,000	0	0.5
Irit Duvdevani	50,000	50,000	0	0.5
Meir Dahan	50,000	50,000	0	0.5
Erez Bal-Zdaka	50,000	50,000	0	0.5
Avigail Rothner	50,000	50,000	0	0.5
Jonathan Kirsch	50,000	50,000	0	0.5
Ruty Zargari	50,000	50,000	0	0.5
Linda Fishhaut	50,000	50,000	0	0.5
Avishai Eliyahu	50,000	50,000	0	0.5
Atiel Yaakov Levi	50,000	50,000	0	0.5
Ido Kamieniecki	50,000	50,000	0	0.5
Esther Okashi	50,000	50,000	0	0.5
Jerry Fishman	50,000	50,000	0	0.5
Lisa Finn	50,000	50,000	0	0.5
Shalom Kurtz	50,000	50,000	0	0.5
Mark Slutzki	50,000	50,000	0	0.5
Maryl Lee Abraham	50,000	50,000	0	0.5
Leora Davids	100,000	100,000	0	1
Rena Perlmutter	100,000	100,000	0	1
Cheryl Levi	100,000	100,000	0	1
Tova Herrmann	100,000	100,000	0	1
Lisa Koenigsberg	100,000	100,000	0	1
First Line Capital, LLC(1)	100,000	100,000	0	1
Sharon Gross	100,000	100,000	0	1
Iska Irina Chicco	100,000	100,000	0	1
Tova Stauber	100,000	100,000	0	1
Baruch Grajower	100,000	100,000	0	1
Steven Kamilar	100,000	100,000	0	1
Simcha Colthof	100,000	100,000	0	1
Ilan Haber	100,000	100,000	0	1
Shoshana Grotsky	100,000	100,000	0	1
Eyal Melamed	100,000	100,000	0	1
Shai Schiller	100,000	100,000	0	1
Penina Reichenberg	200,000	200,000	0	2
Anna Aaronson	200,000	200,000	0	2
Mordechai Feig	200,000	200,000	0	2
Yisroel Jacobson	200,000	200,000	0	2
Ora Driheme	200,000	200,000	0	2
_______
(1) First Line Capital has a consulting agreement with the Company pursuant to which it is entitled to cash compensation. Dan Hirsch has sole voting power as well as the power to dispose of the shares held by First Line Capital.

We may require the selling shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

PLAN OF DISTRIBUTION

There has been no market for our securities.  Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to be eligible for trading on the OTC Bulletin Board. We do not yet have a market maker who has agreed to file such application.  There is no guarantee that our common stock will be eligible for trading or quoted on the OTC Bulletin Board.

The selling shareholders will be offering the shares of common stock being covered by this prospectus at a the arbitrarily determined fixed price of $0.05 per share. The offering price was determined as the selling based upon the original purchase price paid by the selling stockholders of $0.01 per share in private placement transactions. The selling shareholders are underwriters, within the meaning of Section 2(11) of the Securities Act, and as such, are subject to the prospectus delivery requirements of the Securities Act.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling shareholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling shareholders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling shareholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling shareholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling shareholder if such broker-dealer is unable to sell the shares on behalf of the selling shareholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the shares of common stock are "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the selling shareholders and/or broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling shareholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling shareholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling shareholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling shareholders defaults under any customer agreement with brokers.

 To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling shareholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling shareholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Regulations

You should note that our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling shareholder wants to sell shares of our common stock under this registration statement in the United States, the selling shareholders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling shareholder will be able to advise a selling shareholder, which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling shareholder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling shareholder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption therefrom.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 500,000,000 shares of common stock, par value $0.0001, of which 10,000,000 shares are issued and outstanding as of January 18, 2012.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.

The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.0001, none of which is issued and outstanding.  Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 5,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DESCRIPTION OF BUSINESS

History and Overview of the Company

Darkstar Ventures, Inc. was incorporated on May 8, 2007 under the laws of the State of Nevada. From the date of formation until our website became operational in May 2011,we did not have any business activity except for the development of our website.  and locating companies such as Green Nest through which we can offer products as described below. We do not have revenues, have minimal assets and have incurred losses since inception. We are a development-stage company in the business of online marketing of eco-friendly health and wellness products offered by our merchant partners. In July 2011, we launched our web site (http://www.darkstaronline.org), which is fully operational and offers eco-friendly products such as air and water filtration systems, organic baby products and eco-friendly beds and linens. Since we will not be offering these products directly to the public, we will not maintain inventory of the products we market. Our website will act as a conduit to our merchant partners’ web sites, where customers order product and complete their online purchase.

Currently, we have one merchant partner, Green Nest LLC. A Green Nest promotional web banner leading to the designated portion of greennest.com is posted on our website. We will earn 10% commission from every purchase generated from this banner.

We currently have no employees other than our executive officers, both of whom are also directors.  We have never intended and do not intend to be a blank check company. We have a specific business plan and do not intend to engage in any merger, acquisition or business reorganization with any entity.

Our auditors have issued a going concern opinion.  This means that that there is substantial doubt that we can continue as an ongoing business for the next twelve months.

We do not currently have a physical office. Our mailing address is 410 Park Avenue, 15th Floor, New York, NY  10022.  Our telephone number is 866-360-7565.  Our website address is www.darkstaronline.org. Information contained on our websites, or which can be accessed through the website, does not constitute a part of this registration statement.

On July 1, 2011, the Company officially launched http://www.darkstaronline.org, a proprietary website through which it offers eco-friendly health and wellness products of our merchant partners to the general public. The products offered on our website  include air and water filtration systems, organic baby products and eco-friendly beds and linens. In view of the growing public awareness of the welfare of the ecological environment, management believes that consumers are opting to purchase eco-friendly goods on-line.

According to the Consumer Behavior Report published by Pricegrabber.com, “50 percent of online shoppers purchase eco-friendly products because it reduces the impact on future generations while 15 percent purchase eco-friendly products to improve personal health” (September 2007). Additionally, the report goes on to state that  “68 percent of online shoppers say that purchasing eco-friendly products is important while 35 percent say that it is extremely or very important to them”. To further illustrate the publics' interest, consumer sales was over $17.8 billion in the year prior to the report. The Company believes that this market will continue to grow and that the consumer need for easy online purchasing  ability offers a value to our potential customer base. We designed our online store to combine the best traditional retailing practices with innovative and convenient features made possible by the Internet. As an online commerce and content provider, the Company intends to provide a compelling and enjoyable online shopping experience that includes a broad selection of products at reasonable prices, an intuitive store layout, a visually pleasing environment and the convenience of shopping from home in a store that is always open. For further customer convenience, search technology has been incorporated into the website allowing for customers to locate quickly the items which interest them.

We entered into an Affiliate Service Agreement with Shareasale.com, Inc., an Illinois, corporation ("Shareasale.com"), pursuant to which we became an affiliate of Shareasale.com, which has developed and operates a service which allows affiliates to participate in performance marketing programs. As an affiliate of Sharesale.com, we have established and will continue to establish affiliate relationships with merchants. We will be able to earn commissions through our membership in the Sharesale.com network.  It is through this agreement with Shareasale that we will obtain 10% commissions on each purchase of an item through our website which is bought from Green Nest.

According  to  information  provided to us by Sharesale.com,  there are  thousands of online merchants  that  participate  in the Sharesale.com Network providing  products in all major consumer categories.  If our agreement with Sharesale.com terminates,  we will no longer links to merchants that have agreements with  Sharesale.com and we will  have  to  seek  new  merchant relationships.  Currently we are able to offer the products of Green Nest LLC as a result of this affiliation program with Sharesale.com

When a customer visits our website and decides to purchase a given product, the customer will simply click the “Buy Now!” button near the bottom right corner of the product description.  Upon clicking the “Buy Now!” button, the customer will automatically be taken to the merchant’s web page where the customer will then be able to make a secure purchase of the product through our merchants’ website that we will linked to our website. We will earn 10% commissions on all such purchases.

We utilize technology and the Internet to market eco-friendly health and wellness products directly to our customers. By offering products through affiliate arrangements with oursuppliers, we market  a wide range of products and brands while avoiding the usually high costs associated with acquiring and maintaining a large inventory. The Company has the current ability to display an almost limitless number of items to a global audience in a cost-effective manner. Through the use of our website and an effective internet marketing program, we believe that our web site will  appeal to consumers by offering an easy to use personalized shopping experience.

Private Placement

We raised an aggregate of $35,000 from 39 investors in a private placement. These funds were used by us primarily to develop our corporate website, and pay for the day to day needs of the company including accounting and legal fees.

Market Overview

Online Commerce

The Internet’s rapid expansion continues to increase its influence over commerce. According to Forrester Research, U.S. online retail sales (excluding auto, travel and prescription drugs) grew 11% in 2009 to $155.2 billion.  Forrester further projects such online retail sales to grow to $248.7 billion by 2014. We believe several factors will contribute to this increase including convenience, expanded range of available products and services, improved security and electronic payment technology, increased access to broadband Internet connections and widespread consumer confidence and acceptance of the Internet as a means of commerce.

The Internet provides a number of distinct advantages to online retailers. These advantages include:

• lower costs of managing and maintaining a website as compared to physical storefronts;

• the ability to efficiently reach and serve a large and geographically dispersed group of customers from a central point of contact;

• the ability to swiftly adapt to changing consumer preferences by making real-time adjustments to content and product offerings.

Eco-friendly Products Market

The Consumer Behavior Report assessed consumer sales in eco-friendly products at over $17.8 billion. We believe that the increased focus on healthy and eco-friendly living, a user-friendly shopping experience and accurate, timely and efficient order fulfillment will be factors in the continued growth of this industry.

Objectives

Our objective is to become the retailer of choice for internet shoppers seeking eco-friendly products online. For this goal to be realized, the Company must continually ensure that customers enjoy their online shopping experience that includes a broad selection of products at competitive retail prices and an intuitive website that is simple to use.

Broad Product Selection

 We offer a wide range of eco-friendly health and wellness products including air and water filtration systems, organic baby products and eco-friendly beds and linens. We are able to market these products to our customers through our participation in affiliate programs, as described above.

 The Company  will constantly seek to expand its product base by maintaining its current supplier relations and actively seek to increase the number of suppliers with which the company utilizes.

Customer Convenience

Without the constraints imposed by a physical location, an online store may be the most convenient way for consumers to shop. Using Darkstaronline.org, customers are able to shop at any time from the privacy and comfort of their own home or office. By eliminating the need for customers to travel to a physical location, we provide a significant service to many shoppers. Being open for business 24 hours a day, 365 days a year, the Company services the needs of today's time constrained customers as well as foreign customers shopping from different time zones.

Visually Pleasing and Fast Loading Pages

Darkstaronline.org offers a visually pleasing shopping environment that is designed to download quickly. Each item will have at least one thumbnail sized image and one larger sized image along with a product description so that customers will be able to make informed purchase decisions.

Marketing

We intend to drive traffic to Darkstaronline.org through online marketing vehicles such as banner advertising and strategic partnerships with relevant Web sites and portals. Additionally, our participation in various affiliate programs will allow it to expand cross-promotional relationships with other Web sites. We do not have any agreements or arrangements with any parties regarding these programs, other than our current merchant partners. A further component of the marketing program that is under consideration is the development of revenue sharing relationships with established eco-friendly product manufacturers.

Competition

The eco-friendly product industry is highly competitive.  The products we provide encounter strong competition from many other companies, including many with greater financial resources than ours.

As the eco-friendly product market continues to expand, we expect there to be significant competition from companies similar to ours, as well as from larger and more established companies. Our competitors include:

1.           Greenandmore.com, a private company that has been an online retainer for healthy home products since 1999 The Green Store - www.thegreenstoreonline.co.uk – An eco-friendly product retailer based in England. Products include home and garden, body care, recycling, gadgets and shopping bags.

2.           LiveEcoFriendly - www.livecofriendly.com - a privately-owned online retailer allowing the general public to purchase eco-friendly products. The company has been operating since December 2008.

2.
LetsGoGreen.biz – www.LetsGoGreen.biz - is an online store selling eco-friendly Green products for home, business or office. Products include lighting, cleaning products, plastics, paper and household products. The company has been operating since 2007.

Employees

We have no full time employees at this time. All functions, including development, strategy, negotiations and clerical are currently being provided on a voluntary basis by our two officers.

DESCRIPTION OF PROPERTY

We do not lease or own any real property.  We do not believe that at this stage in our development we need physical space. We use the executive offices of our consultants, First Line Capital, as a mailing address. The address is 410 Park Avenue, 15th Floor, New York, NY  10022.  First Line is also a shareholder in the Company. We are not paying anything for using their address as our mailing address. We believe that until and unless our business develops, we do not need physical office space.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.  The Company’s property is not the subject of any pending legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the FINRA for our common stock to be eligible for trading on the OTC Bulletin Board. We do not yet have a market maker who has agreed to file such application. There is no guarantee that our common stock will be eligible for trading or quoted on the OTC Bulletin Board or that  a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of January 18, 2012, there were 10,000,000 common shares issued and outstanding, which were held by 40 stockholders of record.

Transfer Agent

We have not engaged a transfer agent to serve as transfer agent for shares of our common stock.  Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application.  If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it:

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of  our company and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements. Future filings with the SEC, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made.  We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made, except as required by federal securities and any other applicable law.

Overview

We are a development stage company offering eco-friendly health and wellness products to the general public via the internet. Current products being offered include air and water filtration systems, organic baby products and eco-friendly beds and linens. We currently have no employees other than our officers, both of whom are also directors.  We have never intended and do not intend to be a blank check company. We have a specific business plan and do not intend to engage in any merger, acquisition or business reorganization with any entity. We do not have revenues, have minimal assets and have incurred losses since inception.

Plan of Operations

Over the course of the next twelve month period we plan to focus our efforts on the online eco friendly product market place.  We recognize that our current management and Board of Directors may not have sufficient business planning experience to execute the business plan of the Company, as their background and expertise lies in the technical area and not in marketing and selling our products. Accordingly, if feasible, we might have to seek out a consulting firm(s) that specializes in this arena. Although we have engaged First Line Capital as an outside consultant to the Company, First Line Capital does not have the experience and expertise to assist us with entry into the online eco-friendly product market.

In order to continue as going concern for the next 12 months, we will require a budget of $30,000 as described below.

Liquidity and Capital Resources

As of October 31, 2011, the Company had a cash balance of $8,807. During 2011, we raised an aggregate of $35,000 from the sale of our common stock in a private placement conducted from May to June 2011 to the selling security holders pursuant to the exemptions from registration under the Securities Act provided by Regulation S promulgated thereunder.

Estimated funding required during the next twelve-month period is $30,000. Given our current  cash  position  of approximately $15,000, this leaves us with a shortfall  of approximately $15,000. Our anticipated expenses for the next twelve-month period are as follows:

Website Development	$4,000
Marketing and Sales	$6,000
Legal and organizational	$15,000
Working Capital	$5,000

During the next 12 months, we hope to effectuate the following:

1st Quarter
Initially, we will focus on enhancing the Company website and increasing its product base through the existing affiliate agreement. Additionally, if the funding is available, the Company plans on formalizing an advertising campaign to increase its customer base.

2nd Quarter
In the second quarter the Company hopes to have funds to begin an advertising campaign to increase traffic to the corporate website. Concurrently, we will seek to add additional products by entering into new affiliate programs with eco-friendly product manufacturers.

3rd Quarter
The third quarter will continue to focus on advertising and the increase of the Company product base through existing and new affiliate programs.

4th Quarter
In the fourth quarter the Company intends on beginning the search for a marketing executive to assist the company in future growth. Additionally, we will continue to advertise for new customers.

The Company believes that such funds will be insufficient to fund its expenses over the next twelve months. There can be no assurance that additional capital will be available to the Company. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. The officers and directors have orally agreed to lend funds to the Company in the event funds are required for the operations of the Company. However, there is no guarantee that our officers and directors will lend us sufficient funds to operate. Notwithstanding that our officers and directors are committed to ensuring that the Company can operate its business, they are not legally or contractually obligated to lend us any money. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company.

We currently have no commitments with any person for any capital expenditures.

We entered into a one-year consulting agreement commencing September 1, 2011 with First Line Capital, LLC, a New York limited liability company (“First Line”) under which First Line will provide certain business and corporate development services to us for an annual consulting fee of $10,000 payable on August 31st. The agreement will automatically renew for successive one-year terms unless terminated by either party at least 10 days prior to the end of the then current term.

Going Concern Consideration

We are a development stage company.  We had no revenues and incurred a net loss of $17,323 for the year ended July 31, 2011 and a net loss of $31,177 for the period May 8, 2007 (inception) to October 31, 2011 which raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital and implement our business plan. Our financial statements do not include any adjustments that may be necessary if we are unable to continue as a going concern.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our established policies are outlined in the Note 1 to the financial statements entitled "Summary of Significant Accounting Policies".  We continually evaluate the propriety of our accounting methods as new events occur.  We believe that our policies are applied in a manner which is intended to provide the user of our financial statements a current, accurate and complete presentation of information in accordance with accounting principles generally accepted in the United States of America.  Important accounting practices that require the use of assumptions and judgments are outlined below.

For revenue from product sales, the Company will recognize revenue in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB No. 104), which superseded Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB No. 101).  SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts.  Provisions for discounts and rebates to customers, estimated returns and allowance, and other adjustments will be provided for in the same period the related sales are recorded.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period.  Actual results could differ from those estimates.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information regarding the members of our board of directors and our executive officers:

Name	Age	Positions and Offices Held
Mr. Chizkyau Lapin 5 Ariel Street Jerusalem, Israel	36	Director, President, Chief Executive Officer and Chief Financial Officer
Mr. Israel Povarsky 17 Agrippas St Jerusalem, Israel	39	Director, Secretary

Mr. Chizkyau Lapin has been our Chairman, President and CEO since we were established in May 2007. Since 2002, Mr. Lapin has owned and operated a small software development firm in Israel. Mr. Chizkyau’s experience in software development and small business management led to the conclusion that Mr. Chizkyau should serve as a director of our company.

Mr. Israel Povarsky has been a Director and our Secretary since we were established in May 2007. Since 2006, Mr. Povarsky has also been a self employed freelance computer programmer specializing in HTML programming for various companies in Israel. Mr. Povarsky’s experience in computer programming led to the conclusion that Mr. Povarsky should serve as a director of our company.

There are no familial relationships among any of our directors or officers.  None of our directors or officers is a director in any other U.S. reporting companies.  None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years  The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders.  Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

We do not currently have a Code of Ethics applicable to our officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions.  We are not aware of any other conflicts of interest with any of our executives or directors.

Involvement in Certain Legal Proceedings

There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.”

EXECUTIVE COMPENSATION

Since our incorporation on May 8, 2007, Chizkyau Lapin has been our President, Chief Executive Officer, Chief Financial Officer and a director and Israel Poversky has been our Secretary and a director. We have no formal employment or consulting agreement with either Mr. Lapin or Poversky.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year(1) (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Chizkyau Lapin (President, Chief Executive Officer and Chief Financial Officer)	2010	0	0	0	0	0	0	0	0
	2009
Israel Poversky (Secretary)	2010	0	0	0	0	0	0	0	0
	2009

Since our incorporation on May 8, 2007, no stock options or stock appreciation rights were granted to any of our directors or executive officers, none of our directors or executive officers exercised any stock options or stock appreciation rights, and none of them hold unexercised stock options. We have no long-term incentive plans.

Outstanding Equity Awards

Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

During the period from May 8, 2007 (inception) to July 31, 2011, none of our directors received compensation for services rendered in their capacity as a director.  No arrangements are presently in place regarding compensation to directors for their services as directors or for committee participation or special assignments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of January 18, 2012 the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose  or direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 10,000,000 shares of our common stock issued and outstanding as of January 18, 2012.  We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.  Unless otherwise indicated, the address of each person listed is c/o Darkstar Ventures, Inc.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned

Chizkyau Lapin	6,500,000	65%

Israel Povarsky	0	-

All directors and executive officers as a group (two persons)	6,500,000	65%

Certain Relationships and Related Transactions

On May 1, 2011 by action taken by our board of directors, we issued 6,500,000  shares of our common stock to Chizkyau Lapin  our President, Chief Executive Officer, Chief Financial Officer and a director.  The shares were issued in consideration for the payment of a purchase price equal to the par value of the shares, $0.0001 per share, which amounted in the aggregate to $650.  This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.  Mr. Lapin was our officer and director and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering. Mr. Lapin is considered a "promoter" under the rules and regulations of the SEC.

We currently use as a mailing address the executive offices of our consultant First Line Capital, LLC.  No payment has been made to First Line Capital, LLC for the use of their address.  We have a consulting agreement with First Line pursuant to which we engaged them for one year until September 1, 2012. For  an annual fee of $10,000, payable on August 31st, First Line will provide certain business and corporate development services to us for during the term of the agreement. The agreement will automatically renew for successive one-year terms unless terminated by either party at least 10 days prior to the end of the then current term.

expenses of issuance and distribution

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders.  The expenses which we are paying are set forth in the following table.  All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount
Accounting Fees and Expenses	$9,000	*

SEC registration fee	$20.27

Legal fees and other expenses	$7,500	*
Total	$16,520.27	*

Estimated Expenses*

legal matters

David Lubin & Associates, PLLC has opined on the validity of the shares of common stock being offered hereby.

experts

The financial statements included in this prospectus and in the registration statement have been audited by Wolinetz, Lafazan & Company, P.C., an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Indemnification for Securities Act Liabilities

Our By-laws provide to the fullest extent permitted by law, our directors or officers,   former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us.  We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Where You Can Find More Information

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS

DARKSTAR VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEET

	October 31,	July 31,
	2011	2011
	(UNAUDITED)
ASSETS
Current Assets:
Cash and Cash Equivalents	$8,807	$18,327
Total Current Assets	8,807	18,327
Total Assets	$8,807	$18,327

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$4,334	$-
Total Current Liabilities	4,334	-
Commitments and Contingencies
Stockholders’ Equity:Preferred Stock, $.0001 par value; 5,000,000 shares authorized, None issued and outstanding	-	-
Common Stock, $.0001 par value; 500,000,000 shares authorized, 10,000,000 shares issued and outstanding	1,000	1,000
Additional Paid-In Capital	34,650	34,650
Deficit Accumulated During the Development Stage	(31,177)	(17,323)
Total Stockholders’ Equity	4,473	18,327
Total Liabilities and Stockholders’ Equity	$8,807	$18,327

The accompanying notes are an integral part of these financial statements.

DARKSTAR VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENT OF OPERATIONS
(UNAUDITED)

	For the Quarter Ended October 31,		For the Period May 8, 2007 (Inception) to October 31,
	2011	2010	2011
Net Revenues	$-	$-	$-
Costs and Expenses:
Professional Fees	13,854	-	23,854
Web Site Development	-	-	5,000
General and Administrative Expenses	-	-	2,323
Total Costs and Expenses	13,854	-	31,177
Net Loss	$(13,854)	$-	$(31,177)
Basic and Diluted Loss Per Share	$(.00)	$-
Weighted Average Common Shares Outstanding	10,000,000	-

The accompanying notes are an integral part of these financial statements.

DARKSTAR VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE QUARTER ENDED OCTOBER 31, 2011
(UNAUDITED)

	Common Stock		Additional Paid-	Deficit Accumulated During the Development
	Shares	Amount	In Capital	Stage	Total
Balance , August 1, 2011	10,000,000	$1,000	$34,650	$(17,323)	$18,327
Net Loss for the Quarter Ended October 31, 2011	-	-	-	(13,854)	(13,854)
Balance, October 31, 2011	10,000,000	$1,000	$34,650	$ (31,177)	$4,473

The accompanying notes are an integral part of these financial statements.

DARKSTAR VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

	For the Quarter Ended October 31,			For the Period May 8, 2007 (Inception) to
	2011		2010	October 31, 2011

Net Loss	$	(13,854)	$-	$ (31,177)
Adjustments to Reconcile Net Loss to Net Cash
Used in Operating Activities:
Changes in Assets and Liabilities:
Increase in Accounts Payable		4,334	-	4,334
Net Cash Used in Operating Activities		(9,520)	-	(26,843)
Cash Flows from Investing Activities:		-	-	-
Cash Flows from Financing Activities:
Proceeds from Sale of Common Stock		-	-	35,650
Net Cash Provided by Financing Activities		-	-	35,650
Increase (Decrease) in Cash and Cash Equivalents		(9,520)	-	8,807
Cash and Cash Equivalents – Beginning of Period		18,327	-	-
Cash and Cash Equivalents – End of Period		$8,807	$-	$8,807
Supplemental Disclosures of Cash Flow Information:
Interest Paid		$-	$-	$-
Income Taxes Paid		$-	$-	$-

The accompanying notes are an integral part of these financial statements.

DARKSTAR VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 -Organization and Basis of Presentation

Darkstar Ventures, Inc. (“the Company”) was incorporated on May 8, 2007 under the laws of the State of Nevada.

The Company has not yet generated revenues from planned principal operations and is considered a development stage company. The Company intends to market and sell eco-friendly health and wellness products to the general public via the internet. The Company has selected July 31 as its fiscal year end. The Company has been dormant from its inception to May 1, 2011.

In the opinion of the Company’s management, the accompanying unaudited condensed financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. These financial statements are condensed and therefore do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed financial statements should be read in conjunction with the Company’s July 31, 2011 audited financial statements and notes thereto included in this registration statement.

Results of operations for interim periods are not necessarily indicative of the results of operations for a full year.

The Company is a development stage company. The Company had no revenues and incurred a net loss of $13,854 for the quarter ended October 31, 2011, and a net loss of $ 31,177 for the period May 8, 2007 (inception) to October 31, 2011. These factors raise substantial doubt about the Company's ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The accompanying condensed financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

In June 2011 the Company raised an aggregate of $35,000 through an equity private placement. During the next 12 months, management's plans are:

• Increase the customer base and affiliate relationships in order to generate revenues.

•  Loan funds to the Company pursuant to an oral agreement in the event funds are required for the operations of the Company over the next 12 months.

There can be no assurances that the Company will be able to generate revenues or raise the additional funds it requires.

DARKSTAR VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 - Common Stock

On May 1, 2011 the Company sold 6,500,000 shares of common stock for $650 to the Founder of the Company.

On June 28, 2011 the Company concluded a private placement whereby it sold 3,500,000 shares of common stock for $35,000 to private investors.

NOTE 3 -Preferred Stock

The Company’s Board of Directors may issue authorized but unissued shares of preferred stock in series and at the time of issuance, determine the rights, preferences and limitation of each series. The holders of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the common stock. Furthermore, the board of directors could issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock.

NOTE 4 -Commitments and Contingencies

On September 1, 2011 the Company entered into a one-year consulting agreement with First Line Capital, LLC ("First Line") under which First Line will provide certain business and corporate development services to the Company for an annual consulting fee of $10,000 payable on each August 31 during the term of the agreement beginning on August 31, 2012. The agreement will automatically renew for successive one-year terms unless terminated by either party at least 10 days prior to the end of the then current term.

NOTE 5 -Subsequent Events

On November 11, 2011 the officers and directors of the Company orally agreed to lend funds to the Company in the event funds are required for the operations of the Company over the next 12 months (see Note 1).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Darkstar Ventures, Inc.

We have audited the accompanying balance sheets of Darkstar Ventures, Inc. (a Development Stage Company) (“the Company”) as of July 31, 2011 and 2010, and the related statements of operations, stockholders’ equity and cash flows for the years ended July 31, 2011 and 2010, and the period May 8, 2007 (inception) to July 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Also, an audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Darkstar Ventures, Inc. at July 31, 2011 and 2010, and the results of its operations and its cash flows for the years ended July 31, 2011 and 2010, and the period May 8, 2007 (inception) to July 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage company, had no revenues and has incurred a cumulative net loss since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
September 21, 2011
(Except for Note 6(b), as to which the date is November 11, 2011)

DARKSTAR VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	July 31,
	2011	2010
ASSETS

Current Assets:
Cash and Cash Equivalents	$18,327	$-
Total Current Assets	18,327	-
Total Assets	$18,327	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:	$-	$-
Total Current Liabilities	-	-
Stockholders’ Equity:
Preferred Stock, $.0001 par value; 5,000,000 shares authorized,
None issued and outstanding	-	-
Common Stock, $.0001 par value; 500,000,000 shares authorized,
10,000,000 shares issued and outstanding	1,000	-
Additional Paid-In Capital	34.650
Deficit Accumulated During the Development Stage	(17,323)	-
Total Stockholders’ Equity	18,327	-
Total Liabilities and Stockholders’ Equity	$18,327	$-

The accompanying notes are an integral part of these financial statements.

DARKSTAR VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

			For the Period
	For the Year Ended		May 8, 2007
	July 31,		(Inception) to
	2011	2010	July 31, 2011

Net Revenues	$-	$-	$-
Costs and Expenses:
Professional Fees	10,000	-	10,000
Web Site Development	5,000	-	5,000
General and Administrative Expenses	2,323	-	2,323
Total Costs and Expenses	17,323	-	17,323
Net Loss	$(17,323)	$-	$(17,323)
Basic and Diluted Loss Per Share	$(.01)	$-
Weighted Average Common Shares Outstanding	1,964,384	-

The accompanying notes are an integral part of these financial statements.

DARKSTAR VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD MAY 8, 2007 (INCEPTION) TO JULY 31, 2011

				Deficit
			Additional	Accumulated
	Common Stock		Paid-In	During the
	Shares	Amount	Capital	Development Stage	Total
Balance , May 8, 2007	$-	$-	$-	$-	$-
Balance , July 31, 2007	-	-	-	-	-
Balance , July 31, 2008	-	-	-	-	-
Balance , July 31, 2009	-	-	-	-	-
Balance , July 31, 2010	-	-	-	-	-
Common Stock Issued to Founder at $.0001
Per Share, May 1, 2011	6,500,000	650	-	-	650
Common Stock Issued to Private Investors
at $.01 Per Share, June 28 , 2011	3,500,000	350	34,650	-	35,000
Net Loss for the Year Ended July 31, 2011	-	-	-	(17,323)	(17,323)
Balance, July 31, 2011	10,000,000	$1,000	$34,650	$ (17,323)	$18,327

The accompanying notes are an integral part of these financial statements.

DARKSTAR VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

			For the Period
	For the Year Ended		May 8, 2007
	July 31,		(Inception) to
	2011	2010	July 31, 2011
Cash Flows from Operating Activities:
Net Loss	$(17,323)	$-	$ (17,323)
Adjustments to Reconcile Net Loss to Net Cash
Used in Operating Activities:
Changes in Assets and Liabilities:
Net Cash Used in Operating Activities	(17,323)	-	(17,323)
Cash Flows from Investing Activities:	-	-	-
Cash Flows from Financing Activities:
Proceeds from Sale of Common Stock	35,650	-	35,650
Net Cash Provided by Financing Activities	35,650	-	35,650
Increase in Cash	18,327	-	18,327
Cash and Cash Equivalents – Beginning of Period	-	-	-
Cash and Cash Equivalents – End of Period	$18,327	$-	$18,327
Supplemental Disclosures of Cash Flow Information:
Interest Paid	$-	$-	$-
Income Taxes Paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

DARKSTAR VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies

Organization

Darkstar Ventures, Inc. (“the Company”) was incorporated on May 8, 2007 under the laws of the State of Nevada.

The Company has not yet generated revenues from planned principal operations and is considered a development stage company. The Company intends to market and sell eco-friendly health and wellness products to the general public via the internet. The Company has selected July 31 as its fiscal year end. The Company has been dormant from its inception to May 1, 2011.

Cash and Cash Equivalents

The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

Revenue Recognition

For revenue from product sales, the Company will recognize revenue in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB No. 104), which superseded Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB No. 101). SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowance, and other adjustments will be provided for in the same period the related sales are recorded.

Advertising Costs

Advertising costs will be charged to operations when incurred. The Company did not incur any advertising costs during the year ended July 31, 2011 and the period May 8, 2007 (inception) to July 31, 2011.

Income Taxes

The Company accounts for income taxes using the asset and liability method, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Website Development Costs

The Company accounts for website development costs pursuant to FASB Accounting Standards Codification 350-50-25, Website Development Costs, which specifies the appropriate accounting for costs incurred in connection with the development and maintenance of websites. Under 350-50-25, costs related to certain website development activities are expensed as incurred (such as planning and operating stage activities). Costs relating to certain website application and infrastructure developments are generally capitalized, and are amortized over its estimated useful life of two (2) years. Website development costs totaling $5,000 were charged to expense during the year ended July 31, 2011.

DARKSTAR VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies (Continued)

Loss Per Share

The computation of loss per share is based on the weighted average number of common shares outstanding during the period presented. Diluted loss per common share is the same as basic loss per common share as there are no potentially dilutive securities outstanding (options and warrants).

Research and Development

Research and development costs will be charged to expense in the period incurred. The Company did not incur any research and development costs during the year ended July 31, 2011 and the period May 8, 2007 (inception) to July 31, 2011.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Fair Value Measurements

The authoritative guidance for fair value measurements defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or the most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact. The guidance describes a fair value hierarchy based on the levels of inputs, or which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active, or other inputs that are observable or corroborated by observable market data or substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the value of the assets or liabilities.

The Company's financial instruments include cash and equivalents. This item is determined to be a Level 1 fair value measurement.

DARKSTAR VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies (Continued)

Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Codification 105, "Generally Accepted Accounting Principles" ("ASC 105"). On July 1, 2009, the FASB completed ASC 105 as the single source of authoritative U.S. generally accepted accounting principles ("GAAP"), superseding all then-existing authoritative accounting and reporting standards, except for rules and interpretive releases for the SEC under authority of federal securities laws, which are sources of authoritative GAAP for Securities and Exchange Commission registrants. ASC 105 reorganizes the authoritative literature comprising U.S. GAAP into a topical format that eliminates the current GAAP hierarchy. ASC 105 is not intended to change U.S. GAAP and will have no impact on the Company's consolidated financial position, results of operations or cash flows. However, since it completely supersedes existing standards, it will affect the way the Company references authoritative accounting pronouncements in its financial statements and other disclosure documents.

Recently Issued Accounting Pronouncements

In February 2010, the FASB issued updated guidance related to subsequent events. As a result of this updated guidance, public filers must still evaluate subsequent events through the issuance date of their financial statements; however, they are not required to disclose the date in which subsequent events were evaluated in their financial statements disclosures. This amended guidance became effective upon its issuance on February 24, 2010.

NOTE 2 - Going Concern

The Company is a development stage company and has not commenced planned principal operations. The Company had no revenues and incurred a net loss of $17,323 for the year ended July 31, 2011, and a net loss of $ 17,323 for the period May 8, 2007 (inception) to July 31, 2011. These factors raise substantial doubt about the Company's ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

In June 2011 the Company raised an aggregate of $35,000 through an equity private placement. During the next 12 months, management's plans are:

•	Increase the customer base and affiliate relationships in order to generate revenues.

•	Loan funds to the Company pursuant to an oral agreement in the event funds are required for the operations of the Company over the next 12 months.

There can be no assurances that the Company will be able to generate revenues or raise the additional funds it requires.

DARKSTAR VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 3 - Common Stock

On May 1, 2011 the Company sold 6,500,000 shares of common stock for $650 to the Founder of the Company.

On June 28, 2011 the Company concluded a private placement whereby it sold 3,500,000 shares of common stock for $35,000 to private investors.

NOTE 4 - Preferred Stock

The Company’s Board of Directors may issue authorized but unissued shares of preferred stock in series and at the time of issuance, determine the rights, preferences and limitation of each series. The holders of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the common stock. Furthermore, the board of directors could issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock.

NOTE 5 - Income Taxes

At July 31, 2011 the Company had available net-operating loss carryforwards for Federal tax purposes of approximately $17,000, which may be applied against future taxable income, if any, through 2030. Certain significant changes in ownership of the Company may restrict the future utilization of these tax loss carryforwards.

At July 31, 2011 the Company had a deferred tax asset of approximately $6,000 representing the benefit of its net operating loss carryforwards. The Company has not recognized the tax benefit because realization of the tax benefit is uncertain and thus a valuation allowance has been fully provided against the deferred tax asset. The difference between the Federal Statutory Rate of 34% and the Company's effective tax rate of 0% is due to an increase in the valuation allowance of approximately $6,000 for the year ended July 31, 2011.

NOTE 6 - Subsequent Events

a.
On September 1, 2011 the Company entered into a one-year consulting agreement with First Line Capital, LLC ("First Line") under which First Line will provide certain business and corporate development services to the Company for an annual consulting fee of $10,000 payable on each August 31 during the term of the agreement beginning on August 31, 2012. The agreement will automatically renew for successive one-year terms unless terminated by either party at least 10 days prior to the end of the then current term.

b.
On November 11, 2011 the officers and directors of the Company orally agreed to lend funds to the Company in the event funds are required for the operations of the Company over the next 12 months (see Note 2).